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                                                                   EXHIBIT 99(a)

                                IMMEDIATE RELEASE                  April 7, 2003

                                CONTACTS:
                                BRENT L. LARSON,        JONATHAN FASSBERG
                                VP FINANCE & CFO        THE TROUT GROUP
                                614 793 7500            212 437 9007

                    NEOPROBE COMPLETES SECURED NOTE FINANCING
                           COMPANY'S CEO LEAD INVESTOR

DUBLIN, OHIO - April 4, 2003 -- Neoprobe Corporation (OTCBB: NEOP), today announced that it had completed a secured note financing in the amount of $500,000. The financing includes the participation of the Company's President and CEO for $250,000 of the secured notes.

Brent Larson, Neoprobe's Vice-President, Finance and CFO, said, "this placement is the first transaction we anticipate completing to meet our overall financing needs. The proceeds of the financing will be used to supplement cash flow expected from our gamma surgery business to support the remaining development and commercial launch activities associated with the Cardiosonix' Quantix(TM) family of blood flow products. "

Larson continued, " Neoprobe's President and CEO, David Bupp was the lead investor in this transaction. We believe Mr. Bupp's participation in this transaction, coupled with his decision to take a significant salary reduction in 2003, demonstrates a significant commitment to the Company's ultimate success in bringing the Cardiosonix products to market and in the Company returning to operating profitability."

"The Company believes the secured notes are an attractive option in the current marketplace and are less dilutive than other financing alternatives. We continue to pursue additional sources of financing that may involve the participation of the management of the Company," concluded Larson.

The secured notes are repayable on June 30, 2004. The $250,000 provided by the other investor may also be converted into shares of the Company's common stock; however, the Company's Board of Directors determined that Mr. Bupp's note should not be convertible into common stock. In connection with the financing, Mr. Bupp and the other investor were also issued 375,000 warrants and 500,000 warrants, respectively, to purchase common stock of the Company at an exercise price of $0.13 per share.

ABOUT NEOPROBE

Neoprobe develops and provides innovative surgical and diagnostic products that enhance patient care by meeting the critical decision making needs of healthcare professionals.

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Neoprobe's current line of gamma detection systems is widely used for intraoperative lymphatic mapping (ILM), an emerging standard of care technology for breast cancer and melanoma and the detection of radiopharmaceuticals applied throughout the human body's tissues and organs. Neoprobe also holds significant interests in the development of related biomedical systems and agents. The Company's strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. With the 2001 acquisition of Cardiosonix Ltd., Neoprobe expanded its product portfolio to include blood flow measurement products. Cardiosonix is engaged in the early stages of commercializing the Quantix(TM) family of flood flow measurement products. Cardiosonix' products are designed to be used by neurosurgeons, cardiovascular surgeons and critical care physicians.

Statements in this news release which relate to other than strictly historical facts are forward-looking statements, and as such are subject to risks and uncertainties, including those detailed in the Company's most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.